EXHIBIT 99(a)(1)

guided therapeutics, INC.

___________________

OFFER TO EXCHANGE
warrants to purchase shares of COMMON STOCK

___________________

THE OFFER to exchange and withdrawal rights will expire at 5:00 P.M. Eastern on Wednesday, NOVEMBER 13, 2013, UNLESS WE EXTEND THE OFFER

___________________

Guided Therapeutics, Inc. is referred to in this Offer to Exchange (this “Offer to Exchange”) as “we,” “us” or the “Company” and holders of eligible outstanding warrants are referred to in this Offer to Exchange as “you” or “holder.”

We are offering holders of outstanding warrants exercisable to purchase up to an aggregate of 3,590,525 shares of our common stock, at an exercise price of $0.65 per share, with an exercise period ending March 1, 2014 (the “Original Warrants”), the opportunity to voluntarily exchange any or all of the Original Warrants for new warrants with the same exercise period and exercisable for the same number of shares of common stock, but with a reduced exercise price of $0.40 per share and a shortened exercise period ending on November 27, 2013 (the “New Warrants”), for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange (the “Offer”).

The Offer is a one-time offer and your right to exchange your existing Original Warrants for New Warrants will terminate upon the expiration of the Offer. The Offer is not conditioned on any minimum number of Original Warrants being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain customary conditions. See Section 8 “Conditions of the Offer.”

We have provided to you, along with this Offer to Exchange, an Election to Participate, a Notice of Withdrawal and a form of the New Warrants. These materials provide information regarding the Offer and instructions as to how you can participate. You should read all of the materials carefully before you decide whether to tender any of your Original Warrants for exchange.

To participate in the Offer, you must complete and return the accompanying Election to Participate prior to the expiration of the Offer, which is 5:00 p.m. (Eastern) on Wednesday, November 13, 2013 (such time and date, as they may be extended, the “Expiration Date”). You must also return your Original Warrants (or an Affidavit of Lost Warrant) to the Company for cancellation. At any time prior to the Expiration Date, you may withdraw your Election to Participate by submitting a Notice of Withdrawal to the Company, in which case your Original Warrants will be returned promptly to you. If you properly tender (and do not validly withdraw) your Original Warrants on or prior to the Expiration Date, we will issue you New Warrants promptly following the Expiration Date. See Section 6 “Acceptance of Original Warrants and Issuance of New Warrants.”

The Company’s Board of Directors has approved this Offer. However, neither the Company nor any of its directors, officers or employees makes any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants. For questions regarding tax implications or other investment-related questions, you should talk to your own attorney, accountant and/or financial planner.

Any questions concerning this Offer to Exchange or any other document accompanying or referred to in this Offer to Exchange, or to request additional copies of any such documents, may be directed to the Company at Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley, or by telephone at (770) 242-8723.

___________________

October 15, 2013

i

1.	Purpose of the Offer	8
2.	Eligibility	8
3.	Exchange of Original Warrants for New Warrants	8
4.	Number of Original Warrants	9
5.	Procedures for Tendering Original Warrants	9
6.	Acceptance of Original Warrants and Issuance of New Warrant	10
7.	Extension of Offer; Termination; Amendment	11
8.	Conditions of the Offer	12
9.	Market for Our Common Stock	13
10.	Description of Warrants	14
11.	Information Concerning Guided Therapeutics	15
12.	Interests of Directors and Executive Officers; Transactions and Arrangements
	Concerning the Original Warrants and Our Common Stock	17
13.	Legal Matters; Regulatory Approval	18
14.	Certain United States Federal Income Tax Considerations	18
15.	Fees and Expenses	23
16.	Additional Information	23
17.	Miscellaneous	24

- ii-

SUMMARY OF TERMS

The following Summary of Terms contains the material terms of the Offer. We urge you to read it carefully. We also urge you to read carefully the remainder of this Offer to Exchange because it contains additional important information not contained in this Summary of Terms.

Q1.              WHAT IS THE OFFER?

We are offering holders of outstanding Original Warrants the opportunity to voluntarily exchange any or all of their Original Warrants for New Warrants, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange.

Each Original Warrant is exchangeable for a New Warrant. The New Warrants will be exercisable immediately, and will have substantially the same terms and conditions as the Original Warrants, except with regard to the reduced exercise price of $0.40 per share and a shortened exercise period ending on November 27, 2013, and as otherwise described in Section 10 “Description of Warrants.”

If you properly tender (and do not validly withdraw) your Original Warrants on or prior to the Expiration Date, we will issue you New Warrants promptly following the Expiration Date. See Section 6 “Acceptance of Original Warrants and Issuance of New Warrants.”

Q2.              WHY ARE WE MAKING THE OFFER?

The exercise price of the Original Warrants (and the New Warrants) is payable only in cash, and we view the cash exercise of those securities as an advantageous method to raise additional capital to support our operations. The recent volume-weighted average market price of our common stock is below the exercise price of the Original Warrants, and that average has been supported only by very low, and often negligible, trading volumes. While the exercise price for the New Warrants is substantially below the exercise price of the Original Warrants, and also the recent average trading price, we believe such a reduction is necessary to induce our holders to exchange their Original Warrants for New Warrants and to exercise the New Warrants, providing us with capital necessary to support our operations.

We intend to apply any proceeds received in connection with the subsequent exercise of the New Warrants toward the production of our LuViva™ cervical cancer detection device and to acceleration of our international sales efforts. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

Q3.              IS THE OFFER CONDITIONED ON THE OCCURRENCE OR NON-OCCURRENCE OF ANY EVENTS?

The Offer is not conditioned on a minimum number of Original Warrants being tendered and is not conditioned upon any required financing. However, the Offer is subject to a number of customary conditions with regard to events that could occur prior to the Expiration Date. The events include, among other things:

•	a lawsuit challenging the Offer; or
•	a third-party tender offer for our common stock or other acquisition proposal.

Once the Offer has expired, the conditions will no longer apply. For more information, see Section 8 “Conditions of the Offer.”

Q4.              WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

All holders of outstanding Original Warrants are eligible to participate in the Offer.

Q5.              ARE YOU OBLIGATED TO PARTICIPATE IN THE OFFER? IF YOU CHOOSE NOT TO PARTICIPATE, DO YOU HAVE TO DO ANYTHING?

No. You do not have to participate in the Offer, and there will be no repercussions if you choose not to participate in the Offer. The decision is entirely up to you, and we cannot advise you of what action you should take. If you decide not to participate in the Offer, you do not need to do anything, and your Original Warrants will remain outstanding on their current terms until they expire or you exercise them.

Q6.              IF YOU CHOOSE TO PARTICIPATE IN THE OFFER, DO YOU HAVE TO TENDER ALL OF YOUR ORIGINAL WARRANTS, OR CAN YOU JUST TENDER SOME OF THEM?

You are not required to tender all of your Original Warrants. If you tender less than all of your Original Warrants, the remaining Original Warrants not tendered will remain outstanding until they expire by their current terms or you exercise them. If you deliver an Original Warrant but indicate on your Election to Participate that you are tendering only a portion of your Original Warrant, we will reissue you an Original Warrant for the balance of the Original Warrant not tendered promptly following the Expiration Date.

Q7.              WHAT SHOULD YOU DO TO TENDER YOUR ORIGINAL WARRANTS?

If you decide to tender your Original Warrants, you must properly mail or otherwise deliver to the Company, by the Expiration Date:

•	a properly completed, signed and dated Election to Participate; and
•	your signed Original Warrants (or an Affidavit of Lost Warrant).

See Section 5 “Procedures for Tendering Original Warrants.”

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any or all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the Expiration Date, we will issue New Warrants to purchase the number of shares of our common stock for which your Original Warrants were exchanged.

Elections to Participate and the accompany Original Warrants should be sent to: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of your Election to Participate by facsimile will not be accepted.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date.

Your tender of Original Warrants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer.

Q8.              CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED ORIGINAL WARRANTS?

Yes. To withdraw your tendered Original Warrants, you must properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver it to the Company by the Expiration Date.

Notices of Withdrawal should be sent to: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of your Notice of Withdrawal by facsimile will not be accepted.

Once you have withdrawn your tendered Original Warrants, you may re-tender your Original Warrants only by again following the delivery procedures described in this Offer to Exchange before the Expiration Date. See Section 5 “Procedures for Tendering Original Warrants.”

Q9.              WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The Expiration Date of the Offer is 5:00 p.m. (Eastern) on Wednesday, November 13, 2013. Although we do not currently intend to do so, we may, at our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. (Eastern) on the business day immediately following the Expiration Date. See Section 7 “Extension of Offer; Termination; Amendment.”

Q10.           WILL THE SHARES OF COMMON STOCK UNDERLYING THE NEW WARRANTS BE ELIGIBLE FOR RESALE WITHOUT RESTRICTION?

Unlike the shares of common stock issuable upon exercise of the Original Warrants, the shares of common stock issuable upon exercise of the New Warrants have not been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), and we will have no obligation to do so. Notwithstanding this, we intend to file a registration statement to register the shares of common stock issuable upon exercise of the New Warrants as soon as practicable following completion of the Offer. Resales of the shares of common stock underlying the New Warrants may only be made at such time as they are either registered for resale under the Securities Act or an exemption from registration under the Securities Act is available. See “Certain Risks of Participating in the Offer” and Section 10 “Description of Warrants.” Neither the Original Warrants nor the New Warrants are, or will be, registered and there is no established trading market for the Original Warrants or the New Warrants.

Q11.           WHAT ARE THE TAX CONSEQUENCES OF YOU TENDERING YOUR ORIGINAL WARRANTS PURSUANT TO THE OFFER?

As discussed under Section 14 “Certain United States Federal Income Tax Considerations” in this Offer to Exchange, we believe that you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Original Warrants for New Warrants pursuant to the Offer.

You should consult with your own personal advisors as to the tax consequences of your participation in the Offer. Tax consequences may vary depending on your individual circumstances.

Q12.           WHAT DO WE AND OUR DIRECTORS, OFFICERS AND EMPLOYEES THINK OF THE OFFER?

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants. Certain of our directors and executive officers hold Original Warrants that are eligible to participate in the Offer. The terms of the Offer are equally applicable to such directors and officers. The Offer was unanimously approved by our Board of Directors, upon the recommendation, after due deliberation, of all of those directors who do not hold Original Warrants and are therefore disinterested with respect to the Offer. We expect that some or all of our directors and officers will participate in the Offer. See Section 12 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock.”

Q13.	WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

We cannot and will not provide you any advice regarding your decision whether to tender your Original Warrants. Any questions concerning this Offer to Exchange or any other document accompanying or referred to in this Offer to Exchange, or to request additional copies of any such documents may be directed to the Company at Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley, or by telephone at (770) 242-8723.

IMPORTANT NOTICES

The securities being offered pursuant to this Offer to Exchange are being offered pursuant to exemptions provided by Section 3(a)(9) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The New Warrants will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offer to Exchange has been prepared solely for the benefit of holders of Original Warrants. Distribution of this Offer to Exchange to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offer to Exchange or related documents, in whole or in part, is prohibited.

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Original Warrants. You should rely only on the information contained in this document or the other documents related to the offer referred to herein.

We are not making, and will not make, the Offer to holders of Original Warrants in any state or other jurisdiction in which the Offer would not be in compliance with the laws of such state or other jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Offer to Exchange that express “belief,” “anticipation” or “expectation,” as well as other statements that are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those identified in the following “Certain Risks of Participating in the Offer” and elsewhere in this Offer to Exchange. Examples of these uncertainties and risks include, but are not limited to:

•	access to sufficient debt or equity capital to meet our operating and financial needs;
•	the dependence on potential strategic partners or outside investors for funding, development assistance, clinical trials, distribution and marketing of some of our products;
•	the effectiveness and ultimate market acceptance of our products;
•	whether our products in development will prove safe, feasible and effective;
•	whether and when we or any potential strategic partners will obtain approval from the U.S. Food and Drug Administration (“FDA”) and corresponding foreign agencies;
•	our need to achieve manufacturing scale-up in a timely manner, and our need to provide for the efficient manufacturing of sufficient quantities of our products;
•	the lack of immediate alternate sources of supply for some critical components of our products;
•	our patent and intellectual property position;
•	the need to fully develop the marketing, distribution, customer service and technical support and other functions critical to the success of our product lines; and
•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission (“SEC”).

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties, as well as those described under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012 (our “Annual Report”) and our subsequently filed quarterly reports on Form 10-Q, before exchanging your Original Warrants for New Warrants in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

If you choose to participate in the Offer, your New Warrants will have a shortened exercise period and expire on November 27, 2013.

If you exchange your Original Warrants for New Warrants, you will be exchanging a security with an exercise period ending March 1, 2014 for a new security with a shortened exercise period ending on November 27, 2013. The New Warrants will expire unless you exercise them on or prior to that date.

A substantial number of shares of our common stock are issuable upon exercise of outstanding warrants, the exercise of which will substantially reduce the percentage ownership of holders of our currently outstanding shares of common stock, and the sale of which may cause a decline in the price at which shares of our common stock can be sold.

As of the date hereof, we have outstanding exercisable warrants to purchase an aggregate of 11,661,057 shares of our common stock, of which:

•	warrants to purchase 3,590,525 shares of common stock are immediately exercisable at a price of $0.65 per share, with an expiration date of March 1, 2014 (the Original Warrants);
•	warrants to purchase 471,856 shares of common stock are immediately exercisable at a price of $0.80 per share, with an expiration date of July 26, 2014;
•	warrants to purchase 3,590,522 shares of common stock are immediately exercisable at a price of $0.80 per share, with an expiration date of March 1, 2015;
•	warrants to purchase 6,790 shares of common stock are immediately exercisable at a price of $1.01 per share, with an expiration date of September 10, 2015;
•	warrants to purchase 285,186 shares of common stock are immediately exercisable at a price of $1.05 per share, with an expiration date of November 20, 2016; and
•	warrants to purchase 3,716,177 shares of common stock are immediately exercisable at a price of $1.08 per share, with an expiration date of May 23, 2018, of which 1,858,088 are subject to “full ratchet” antidilution provisions (the “Protected Warrants”).

The issuance of all or substantially all additional shares of common stock that are issuable upon exercise of our outstanding warrants would substantially reduce the percentage equity ownership of holders of shares of our common stock. In addition, the exercise of a significant number of warrants, and subsequent sale of shares of common stock received upon such exercise, could cause a sharp decline in the market price of our common stock.

Consummation of the Offer will materially increase the number of shares of our common stock issuable upon conversion of our outstanding Series B preferred stock or exercise of certain other outstanding warrants.

The outstanding shares of our Series B preferred stock are currently convertible into an aggregate of 3,613,236 shares of our common stock at an initial conversion price of $0.68 per share. The Series B preferred stock and the Protected Warrants contain “full-ratchet” anti-dilution provisions that will be triggered by consummation of the Offer, resulting in a reduction in the conversion price of the Series B preferred stock and the exercise price of the Protected Warrants, in each case to $0.40 per share, and an increase the number of shares issuable upon exercise of the Protected Warrants, so that, after consummation of the Offer, the shares of Series B preferred stock would be convertible into an aggregate of 6,142,500 shares and the number of shares issuable upon exercise of the Protected Warrants would increase from 1,858,088 shares to 5,016,840 shares. These adjustments may result in the issuance of a material number of additional shares of our common stock upon conversion or exercise of these securities, which could result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Although our Board of Directors has approved the Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the New Warrants will in the future equal or exceed the exercise price per share of the New Warrants.

You may experience adverse income tax consequences of participation in the Offer.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Original Warrants for New Warrants pursuant to the Offer. If the IRS were to successfully assert that the exchange of your Original Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Warrants received and your tax basis in the Original Warrants. See Section 14 “Certain United States Federal Income Tax Considerations.”

If we do not or are unable to file and obtain effectiveness of a registration statement to register the shares of common stock issuable upon exercise of the New Warrants, such shares of common stock will remain subject to restrictions on resale under the Securities Act.

Unlike the shares of common stock issuable upon exercise of the Original Warrants, the shares of common stock issuable upon exercise of the New Warrants have not been registered for resale under the Securities Act and we will have no obligation to do so. Resales of the shares of common stock underlying the New Warrants may only be made at such time as they are either registered for resale under the Securities Act or an exemption from registration under the Securities Act is available.

THE OFFER

1.	Purpose of the Offer

The exercise price of the Original Warrants (and the New Warrants) is payable only in cash, and we view the cash exercise of those securities as an advantageous method to raise additional capital to support our operations. The recent volume-weighted average market price of our common stock is below the exercise price of the Original Warrants, and that average has been supported only by very low, and often negligible, trading volumes. While the exercise price for the New Warrants is substantially below the exercise price of the Original Warrants, and also the recent average trading price, we believe such a reduction is necessary to induce our holders to exchange their Original Warrants for New Warrants and to exercise the New Warrants, providing us with capital necessary to support our operations.

We intend to apply any proceeds received in connection with the subsequent exercise of the New Warrants toward the production of our LuViva™ cervical cancer detection device and to acceleration of our international sales efforts. However, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

We have no current intention to conduct another offer to promote the tender of Original Warrants, although we reserve the right to do so in the future. You should take this into account in deciding whether to participate and tender your Original Warrants pursuant to this Offer to Exchange.

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your Original Warrants. You must make your own decision as to whether to tender some or all of your Original Warrants. Please see “Certain Risks of Participating in the Offer” in this Offer to Exchange for additional information.

2.	Eligibility

We are offering holders of outstanding Original Warrants the opportunity to voluntarily exchange any or all of their Original Warrants for New Warrants, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer to Exchange and the related Election to Participate will be mailed to record holders of Original Warrants whose names appear on our warrant holder list.

Each Original Warrant is exchangeable for a New Warrant. The New Warrants will be exercisable immediately, and will have substantially the same terms and conditions as the Original Warrants, except with regard to the reduced exercise price and the shortened exercise period, and as otherwise described in Section 10 “Description of Warrants.”

If you properly tender (and do not validly withdraw) your Original Warrants on or prior to the Expiration Date, we will issue you New Warrants promptly following the Expiration Date. See Section 6 “Acceptance of Original Warrants and Issuance of New Warrants.”

We are not making, and will not make, the Offer to holders of Original Warrants in any state or other jurisdiction in which the Offer would not be in compliance with the laws of such state or other jurisdiction.

The Offer is only being made for outstanding, unexercised Original Warrants and does not in any way apply to shares previously purchased, whether upon the exercise of Original Warrants or otherwise, nor does it apply to any of our other outstanding warrants or stock options. If you have previously exercised an Original Warrant, that Original Warrant is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Original Warrant in part, the remaining unexercised portion of that Original Warrant is outstanding and may be tendered for exchange in connection with the Offer. Original Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

3.	Exchange of Original Warrants for New Warrants

By properly tendering (and not validly withdrawing) your Original Warrants for exchange, assuming such Original Warrants are accepted by the Company pursuant to the terms of the Offer, your Original Warrants will be considered to have been exchanged for New Warrants concurrently with the expiration of the Offer. We will issue New Warrants to purchase the number of shares of our common stock for which your Original Warrants were exchanged promptly following the Expiration Date and the Original Warrants will be cancelled.

You are not required to tender all of your Original Warrants. If you tender less than all of your Original Warrants, however, the remaining Original Warrants not tendered will remain outstanding on their current terms until they expire or you exercise them. If you deliver an Original Warrant but indicate on your Election to Participate that you are tendering only a portion of your Original Warrant, we will reissue you an Original Warrant for the balance of the Original Warrant not tendered promptly following the Expiration Date. The reissued Original Warrant will reflect the Original Warrant terms in all other respects.

4.	Number of Original Warrants

There are outstanding Original Warrants exercisable to purchase up to an aggregate of 3,590,525 shares of our common stock at an exercise price of $0.65 per share. The Offer is not conditioned on any minimum number of Original Warrants being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain customary conditions. See Section 8 “Conditions of the Offer.”

We will not accept any Original Warrants for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offer to Exchange. We will return to the tendering warrant holders any Original Warrants that we do not accept in the Offer at our expense promptly after the Expiration Date.

5.	Procedures for Tendering Original Warrants

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Original Warrants will remain outstanding until they expire by their terms or you exercise them.

Proper Tender of Original Warrants

To participate in the Offer, you must properly complete, sign and date the Election to Participate included with this Offer to Exchange and mail or otherwise deliver it to us, with your Original Warrants (or an Affidavit of Lost Warrant), so that we receive them no later than the Expiration Date, 5:00 p.m. (Eastern) on Wednesday, November 13, 2013 (or such later date and time as we may extend the expiration of the Offer), at: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of the Election to Participate by facsimile will not be accepted.

The Election to Participate should clearly indicate the portion, based on underlying shares of common stock, of each Original Warrant you are tendering pursuant to the terms and conditions set forth in this Offer to Exchange. Failure to designate what portion of an Original Warrant is to be tendered will be deemed a tender of all of such Original Warrant.

The Election to Participate must be executed by the record holder of the tendered Original Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election to Participate.

If you do not submit an Election to Participate for your Original Warrants prior to the Expiration Date, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date. Delivery will be deemed made only when actually received by us.

Withdrawal Rights

You may change your election and withdraw from the Offer your tendered Election to Participate and Original Warrants only if you properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver the Notice of Withdrawal to us so that we receive it no later than the Expiration Date, 5:00 p.m. (Eastern) on Wednesday, November 13, 2013 (or such later date and time as we may extend the expiration of the Offer), at: Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley. Please note that delivery of the Notice of Withdrawal by facsimile will not be accepted.

The Notice of Withdrawal must be executed by the record holder of the Original Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

You may also withdraw your tendered Election to Participate and Original Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election to Participate and Original Warrants, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Exchange.

Determination of Validity; Rejection of Original Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, and acceptance of any tender of Original Warrants or withdrawal of tendered Original Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Original Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible warrant holders, any defect or irregularity in any tender with respect to any particular Original Warrant. We may also waive any of the conditions of the Offer to Exchange, so long as such waiver is made with respect to all warrant holders. No tender of Original Warrants or withdrawal of tendered Original Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

6.	Acceptance of Original Warrants and Issuance of New Warrants

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the Expiration Date, to:

•	accept for exchange all properly tendered and not validly withdrawn Original Warrants; and
•	treat all such tendered Original Warrants as exchanged for New Warrants in the appropriate form provided with this Offer to Exchange.

Promptly after the expiration of the Offer, we will issue New Warrants to purchase that number of shares of our common stock for which your Original Warrants were exchanged and the Original Warrants will be cancelled. If we withdraw the Offer or if, at the Expiration Date, we do not accept the tender of your Original Warrants for any valid reason described in this Offer to Exchange, we will promptly return to you your tendered Original Warrants. If you tender for exchange only a portion of an Original Warrant according to the procedures described in this Offer to Exchange, we will promptly reissue an Original Warrant for the balance of the Original Warrant not tendered by you and reflecting the Original Warrant terms in all other respects.

By properly tendering (and not validly withdrawing) your Original Warrants, you will have accepted the Offer. Our acceptance of your Original Warrants for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offer to Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Original Warrants will remain outstanding until they expire or you exercise them, and you will not have any rights to New Warrants.

7.	Extension of Offer; Termination; Amendment

The Expiration Date is currently scheduled to be 5:00 p.m. (Eastern) on Wednesday, November 13, 2013. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Original Warrants. If we extend the Offer, we will continue to accept properly completed Elections to Participate until the new Expiration Date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m. (Eastern) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the Offer to Exchange will be disseminated promptly to holders of Original Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we:

•	change the exercise price of the New Warrants to be exchanged for Original Warrants in connection with this Offer; or
•	change the number of Original Warrants eligible to participate in this Offer; or
•	make any other material change to the terms of this Offer; and

in any such case the Offer affected by such change is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified herein, we will extend the Offer until the expiration of such ten-business day period. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight (Eastern).

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Original Warrant upon the occurrence of any of the conditions specified under Section 8 “Conditions of the Offer” of this Offer to Exchange, by, in addition to the procedure set forth herein, giving oral or written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Original Warrants is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Original Warrants tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offer to Exchange, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offer to Exchange, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

8.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Original Warrants, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Original Warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Original Warrants:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the issuance of New Warrants, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of the Original Warrants tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;
•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Original Warrants tendered for exchange;
•	materially impair the benefits we hope to receive as a result of the Offer; or
•	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Original Warrants;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;
•	any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;
•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or
•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer.

In addition to the foregoing, we may waive any of the conditions to the Offer, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons, subject to the judgment of any court of competent jurisdiction to the contrary.

9.	Market for Our Common Stock

Our common stock is dually listed on the OTCBB and the OTCQB quotation systems under the ticker symbol “GTHP.” As of September 30, 2013, the number of record holders of our common stock was 208 and the number of shares of common stock outstanding was 66,303,996.

The high and low sales prices for the first quarter of 2012 and calendar years 2011 and 2010, as reported by the OTCBB, are as follows:

	2013		2012		2011
	High	Low	High	Low	High	Low
First Quarter	$0.80	$0.66	$1.74	$0.69	$1.46	$0.77
Second Quarter	0.94	0.68	$0.90	$0.64	$1.07	$0.85
Third Quarter	0.73	0.52	$0.94	$0.68	$1.00	$0.74
Fourth Quarter			$0.76	$0.52	$1.52	$0.69

We have not paid any dividends since our inception and do not intend to pay any dividends in the foreseeable future.

10.	Description of Warrants

We have issued warrants to purchase our common stock from time to time in connection with certain financing arrangements. As of the date hereof, we have outstanding exercisable warrants to purchase an aggregate of 11,661,056 shares of our common stock, of which:

•	warrants to purchase 3,590,525 shares of common stock are immediately exercisable at a price of $0.65 per share, with an expiration date of March 1, 2014 (the Original Warrants);
•	warrants to purchase 471,856 shares of common stock are immediately exercisable at a price of $0.80 per share, with an expiration date of July 26, 2014;
•	warrants to purchase 3,590,522 shares of common stock are immediately exercisable at a price of $0.80 per share, with an expiration date of March 1, 2015;
•	warrants to purchase 6,790 shares of common stock are immediately exercisable at a price of $1.01 per share, with an expiration date of September 10, 2015;
•	warrants to purchase 285,186 shares of common stock are immediately exercisable at a price of $1.05 per share, with an expiration date of November 20, 2016; and
•	warrants to purchase 3,716,177 shares of common stock are immediately exercisable at a price of $1.08 per share, with an expiration date of May 23, 2018, of which 1,858,088 are Protected Warrants, subject to “full ratchet” antidilution provisions.

All outstanding warrant agreements provide for customary antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. The Protected Warrants are also subject to “full ratchet” antidilution provisions. Under the terms of these securities, subject to certain exceptions, the exercise price for the Protected Warrants will be lowered if we issue common stock (or securities exercisable for or convertible into common stock) at a per share price below the then-exercise price for the Protected Warrants. Consummation of the Offer will constitute an issuance of securities at a price below the current exercise price for the Protected Warrants, and will result in the automatic reduction of the exercise price of the Protected Warrants to $0.40 per share and an increase in the number of shares of common stock issuable upon exercise of the Protected Warrants from 1,858,088 shares to 5,016,840 shares.

From January 1, 2013 through September 30, 2013, we have received approximately $1.7 million from warrant holders exercising their warrants and would generate a total of approximately $9.9 million in cash, assuming full cash exercise of all currently outstanding warrants.

The New Warrants will be exercisable immediately, and will have substantially the same terms and conditions as the Original Warrants, except with regard to the reduced exercise price of $0.40 per share and the shortened exercise period ending on November 27, 2013, and as otherwise described below.

Neither the Original Warrants nor the New Warrants are, or will be, registered and there is no established trading market for the Original Warrants or the New Warrants. In addition, the shares of common stock issuable upon exercise of the New Warrants have not been registered for resale under the Securities Act. We previously registered for resale by the holders of the Old Warrants the shares of common stock underlying the Original Warrants. Although we intend to file a registration statement to register the shares of common stock issuable upon exercise of the New Warrants as soon as practicable following completion of the Offer, we will have no obligation to do so. Resales of the shares of common stock underlying the New Warrants may only be made at such time as they are either registered for resale under the Securities Act or an exemption from registration under the Securities Act is available.

We would expect that holders electing to tender their Original Warrants in our Offer will do so with respect to all of their Original Warrants. To the extent, however, that holders do not tender all of their Original Warrants, the terms of their Original Warrants will remain unchanged.

11.	Information Concerning Guided Therapeutics

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the development of our LuViva non-invasive cervical cancer detection device and extension of our cancer detection technology into other cancers, including lung and esophageal. Our technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our majority owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”

Since our inception, we have raised capital through the private sale of preferred stock and debt securities, public and private sales of common stock, funding from collaborative arrangements, and grants.

Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. We have experienced operating losses since our inception and, as of June 30, 2013, we have an accumulated deficit of about $96.8 million. To date, we have engaged primarily in research and development efforts. We do not have significant experience in manufacturing, marketing or selling our products. Our development efforts may not result in commercially viable products and we may not be successful in introducing our products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. Our products may not ever gain market acceptance and we may not ever generate significant revenues or achieve profitability. The development and commercialization of our products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We expect our operating losses to continue through at least the end of 2013 as we continue to expend substantial resources to introduce LuViva, further the development of our other products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance organizations and conduct further research and development.

Non-Invasive Cervical Cancer Detection

We believe LuViva will provide a less invasive and painless alternative to conventional tests for cervical cancer detection. We also believe LuViva can improve patient well-being and reduce healthcare costs, since it reduces or eliminates pain, is convenient to use and provides rapid results at the point-of-care. We completed enrollment in our FDA pivotal trial of LuViva in 2008 and on November 18, 2010, the FDA accepted our completed premarket approval (“PMA”) application, effective September 23, 2010, for substantive review. On March 7, 2011, we announced that the FDA had inspected two clinical trial sites as part of its review process and raised no formal compliance issues. On January 12, 2012, we announced our intent to seek an independent panel review of our PMA application after receiving a “not-approvable” letter from the FDA. On November 14, 2012, we filed an amended PMA with the FDA, and on September 9, 2013, we announced that we received additional questions from the FDA and that we needed to address those questions in order to place the PMA in approvable form. Assuming we receive FDA approval in mid-2014, we would anticipate a late 2014 product launch, but we cannot be assured that the FDA will act on that timetable or that we will be able to launch on that timetable, or at all.

Other Cancers

We believe our non-invasive cervical cancer detection technology can be applied to other cancers as well. To that end, from 2008 until early 2013 we had worked exclusively with Konica Minolta Opto, Inc., a subsidiary of Konica Minolta, Inc., a Japanese corporation based in Tokyo (“Konica Minolta”), to adapt our cervical cancer detection technology primarily for the detection of esophageal cancer. On February 6, 2013, we announced that we had terminated and replaced our existing agreements with Konica Minolta with a new license agreement allowing us to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on our biophotonic technology platform.

Corporate Information

Our principal executive and operations facility is located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, and our telephone number is (770) 242-8723.

For financial statements and additional information about us please refer to our Annual Report, our subsequently filed quarterly reports on Form 10-Q, and any current reports on Form 8-K that we file with the SEC. The Company’s Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information

The following summary financial information should be read in conjunction with our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013 and our Annual Report. Our financial statements have been prepared and presented on a basis assuming we will continue as a going concern. As discussed in Note 1 to the consolidated financial statements contained in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2013 and in the report of our independent registered public accounting firm accompanying our financial statements contained in our Annual Report, there is substantial doubt about our ability to continue as a going concern.

Consolidated Statements of Operations
(in thousands except per share data)

	For the Three Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011
	(Unaudited)		(Audited)
Revenue
Contract and grant revenue	$222	$915	$3,338	$3,597
Sales – Devices and Disposables	116	29	72	25
Cost of goods sold	119	75	117	106
Gross loss	(3)	(46)	(45)	(81)
Operating Expenses
Claim settlement	—	—	—	3,622
Research and development	834	898	3,227	2,779
Sales and marketing	195	69	424	287
General and administrative	931	1050	3,923	3,584
Total Costs and Expenses	1,960	2,017	7,574	10,272
Operating Loss	(1,741)	(1148)	(4,281)	(6,756)
Other Income	—	—	—	192
Interest Expense	(9)	(19)	(720	(80)
Loss from Operations	(1,750)	(1,167)	(4,353)	(6,644)
Provision for Income Taxes	—	—	—	—
Net Loss	$(1,750)	$1,167)	(4,353)	(6,644)
Preferred Stock Dividends	(1,171)	—	—	—
Net Loss Attributable to Common Stockholders	$(2,921)	$(1,167)	$4,353	$(6,644)
Basic and Diluted Net Loss Per Share Attributable to Common Stockholders	$(0.04)	$(0.02)	$(0.08)	$(0.14)
Weighted Average Shares Outstanding	65,675	54,077	57,429	48,868

Consolidated Balance Sheets (In Thousands)

	As of June 30,	As of December 31,
	2013	2012	2011
	(Unaudited)	(Audited)
Cash and cash equivalents	$1,980	$1,044	$2,200
Total current assets	2,879	1,873	2,891
Total noncurrent assets	1,517	1,605	1,419
Total current liabilities	1,620	2,345	2,729
Long-term loan payable, less current portion	1,030	—	4
Total Guided Therapeutics Stockholder’s Equity	1,746	1,133	1,473
Non-controlling interest	—	—	104
Total Stockholder’s Equity	1,746	1,133	1,577

Ratio of Earnings to Fixed Charges

We had net losses for the three months ended June 30, 2013 and June 30, 2012 and the years ended December 31, 2012 and 2011. Therefore, our earnings were insufficient to cover our fixed charges for such periods, and we are unable to calculate the ratios of earnings to fixed charges for such periods.

Book Value Per Share

The book value per share of our common stock as of June 30, 2013, was $0.03.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Original Warrants and Our Common Stock

The Offer is open to all holders of Original Warrants, including any of our directors, officers and affiliates who are holders of such warrants. The terms of the Offer are equally applicable to our directors, officers and affiliates as to any other holder of Original Warrants. We expect that some or all of our directors and officers will participate in the Offer.

We are not aware of any 5% or greater stockholders that hold Original Warrants. As of September 30, 2013, the following directors and officers of the Company were eligible to participate in the Offer:

Name and Title	Total Number of Shares Underlying Original Warrants	Percentage of Total Shares Underlying Original Warrants
Directors and Executive Officers
John E. Imhoff	3,796,355	16.16%
Michael C. James/Kuekenhof Equity Fund, LLP	211,422	*
Ronald Hart/Hart Management, LLC	182,370	2.56%
Ronald W. Allen	116,667	1.46%

__________

(*)	Less than 1%.

The Offer was unanimously approved by our Board of Directors, upon the recommendation, after due deliberation, of all of those directors who do not hold Original Warrants and are therefore disinterested with respect to the Offer.

As of September 30, 2013, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 26,225,697 shares of common stock, consisting of 17,647,870 shares of common stock, warrants to purchase 4,739,059 shares of common stock (including Original Warrants to purchase 4,306,814 shares of common stock) and 3,838,768 shares subject to stock options.

To the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Original Warrants during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

13.	Legal Matters; Regulatory Approval

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Original Warrants as contemplated herein. Our obligation under the Offer to Exchange to accept any tendered Original Warrants for exchange is subject to conditions, including the conditions described in Section 8 “Conditions of the Offer.”

14.	Certain United States Federal Income and Estate Tax Considerations

The following is a summary of certain U.S. federal income and estate tax considerations relating to (i) the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) the exercise and lapse of the New Warrants and (iii) the ownership and disposition of our common stock received upon exercise of the New Warrants. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and we cannot assure you that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Original Warrants, New Warrants or our common stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Original Warrants as compensation; or investors who hold the Original Warrants and will hold the New Warrants as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Original Warrants and will hold the New Warrants and our common stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Original Warrants, the New Warrants or our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Original Warrants for New Warrants pursuant to the Offer, exercising the New Warrants and owning and disposing of shares of our common stock received upon exercise of the New Warrants. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes, estate taxes and the Medicare tax on unearned income.

Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of (i) the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) exercising the New Warrants and (iii) owning and disposing of shares of our common stock received upon exercise of the New Warrants.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Original Warrant, New Warrant or common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Original Warrants for New Warrants Pursuant to the Offer

Although the matter is not entirely clear, we intend to take the position that an exchange of Original Warrants for New Warrants will constitute a recapitalization for U.S. federal income tax purposes. If this position is correct, as is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) your tax basis in the New Warrants received will be equal to your tax basis in the Original Warrants exchanged therefor, and (iii) your holding period for the New Warrants received in the exchange generally will include the holding period for the Original Warrants.

If the IRS were to successfully assert that the exchange of your Original Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Warrants received and your tax basis in the Original Warrants. Such gain or loss would be capital gain or loss and would be long-term or short-term depending on your holding period of the Original Warrants. The capital gain or loss would be long-term if, at the time of the exchange, your holding period of the Original Warrant is more than one year and would be short-term if your holding period of the Original Warrants is one year or less. The tax basis in the New Warrants received would be equal to the fair market value of the New Warrants on the date of the exchange, and the holding period of the New Warrants would begin on the day after the date of the exchange.

You are urged to consult your own tax advisor with respect to the U.S. federal income tax consequences of exchanging your Original Warrants for New Warrants.

Exercise or Lapse of New Warrants

The exercise of a warrant is generally not taxable for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the common stock acquired with the New Warrant. The holding period of the common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration. Accordingly, you may generally claim a capital loss in the amount of the adjusted tax basis of the expired New Warrant. The capital loss will be treated as short-term or long-term depending on your holding period of the New Warrant. The capital loss will be long-term capital loss if, at the time of the expiration, your holding period of the New Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise a New Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, net investment income will generally include dividends and capital gains from the sale or other disposition of stock and warrants, subject to certain exceptions. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the notes. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of the warrants and our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a U.S. Holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of an Original Warrant, New Warrant or common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;
•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or
•	an estate or trust that is not a U.S. Holder.

 A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a warrant or share of stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes may be subject to special tax provisions and is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a warrant or our common stock.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Original Warrants for New Warrants Pursuant to the Offer

Although the matter is not entirely clear, we intend to take the position that an exchange of Original Warrants for New Warrants will constitute a recapitalization for U.S. federal income tax purposes. If this position is correct, as is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Original Warrants for New Warrants pursuant to the Offer, (ii) your tax basis in the New Warrants received will be equal to your tax basis in the Original Warrants exchanged therefor, and (iii) your holding period for the New Warrants received in the exchange generally will include the holding period for the Original Warrants.

If the IRS were to successfully assert that the exchange of your Original Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, the exchange would be a taxable transaction for U.S. federal income tax purposes. To the extent you recognize any gain as a result of the exchange, such gain would be subject to the rules with respect to the sale or exchange of shares of our common stock described below under “—Sale or Other Taxable Disposition of Common Stock.”

You are urged to consult your own tax advisor with respect to the United States federal income tax consequences of exchanging your Original Warrants for New Warrants.

Exercise or Lapse of New Warrants

The exercise of a warrant is generally not taxable for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the common stock acquired with the New Warrant. The holding period of the common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration. Accordingly, you may generally claim a capital loss in the amount of the adjusted tax basis of the expired New Warrant. The capital loss will be treated as short-term or long-term depending on your holding period of the New Warrant. The capital loss will be long-term capital loss if, at the time of the expiration, your holding period of the New Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Distributions on Common Stock Received upon Exercise of New Warrants

If you receive a distribution with respect to our common stock that is treated as a dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “—Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our common stock received upon exercising the New Warrants, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;
•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or
•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “—Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our common stock or gain on the disposition of our common stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Medicare Tax

As discussed in more detail under "U.S. Holders - Medicare Tax," a 3.8% Medicare tax will apply in addition to regular income tax, to certain net investment income for taxable years beginning after December 31, 2012. The Medicare tax generally applies only to certain U.S. persons with income in excess of certain thresholds. However, the IRS has indicated in proposed Treasury Regulations that the 3.8% Medicare tax may be applicable to Non-U.S. Holders that are estates or trusts and have one or more U.S. beneficiaries. Non-U.S. Holders are urged to consult their own tax advisors about the possible application of the Medicare tax to any dividends on, or gain realized upon a sale or other disposition of our common stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each Non-U.S. Holder of our common shares the amount of dividends paid to such holder and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker unless the Non-U.S. Holder establishes that it is not a U.S. person.

Under some circumstances, Treasury Regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our common shares. A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Estate Tax

Warrants and our common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations thereunder, commonly referred to as “FATCA,” when applicable will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under recently issued final Treasury Regulations, as modified by IRS Notice 2013-43, the withholding obligations described above generally will apply to payments of U.S.-source dividends made on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of securities that could produce such U.S.-source dividends on or after January 1, 2017. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to an investment in the warrants and our common stock.

15.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Original Warrants pursuant to the Offer to Exchange.

16.	Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporate herein by reference before making a decision on whether to tender your Original Warrants:

•	our annual report on Form 10-K for the year ended December 31, 2012;
•	our quarterly reports (including amendments) on Form 10-Q for the three months ended March 31, 2013 and June 30, 2013;
•	our current reports (including amendments) on Form 8-K filed on May 20, 2013, May 23, 2013, June 14, 2013, and June 21, 2013; and
•	the description of our common stock contained in Amendment No. 1 to our Registration Statement on Form S-1 (No. 333-22429), filed with the SEC on April 24, 1997.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We will provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company at Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, Attn: Jacque Tapley, or by telephone at (770) 242-8723.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Original Warrants pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the Election to Participate or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.